Product supplement no. 72-II To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-130051 Dated October 25, 2007 Rule 424(b)(2)

JPMorgan Chase & Co.
Reverse Exchangeable Notes Linked to the iShares® FTSE/Xinhua China 25 Index Fund

General

  JPMorgan Chase & Co. may offer and sell reverse exchangeable notes linked to the iShares® FTSE/Xinhua China 25 Index Fund, which we refer to as the Index Fund, from time to time. This product supplement no. 72-II describes the terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
  The notes are the senior unsecured obligations of JPMorgan Chase & Co.
  We will pay interest at the interest rate specified in the relevant terms supplement. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the performance of the Index Fund during the term of the notes. In addition, under the circumstances described below, for each note, instead of the principal amount of the notes, you may receive at maturity, in addition to any accrued and unpaid interest, the Cash Value (as defined below) based on the Final Share Price of one share of the Index Fund. The Cash Value will be less than the principal amount of your notes and may be zero.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-28.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Neither the issuer of the Index Fund nor any of the issuers of the equity securities held by the Index Fund is an affiliate of ours and none of them is receiving any of the proceeds of any note offering. The obligations under the notes are our obligations only and neither the issuer of the Index Fund nor any of the issuers of the equity securities held by the Index Fund will have any obligations of any kind under the notes. Investing in the notes is not equivalent to investing in the Index Fund or the FTSE/Xinhua China 25 Index, which we refer as the Underlying Index, or any of the equity securities held by the Index Fund or included in the Underlying Index.
  The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Index Fund:

iShares® FTSE/Xinhua China 25 Index Fund. See “The iShares® FTSE/Xinhua China 25 Index Fund.” The Index Fund may be changed in certain circumstances. See “General Terms of Notes — Alternative Calculation of Price and Closing Price.”

Payment at Maturity:	Payment at maturity will be based on the performance of the Index Fund.
You will receive $1,000 for each $1,000 principal amount note, plus any accrued and unpaid interest at maturity, unless:
(i) the Final Share Price is less than the Initial Share Price; and

(ii) (a) for notes with continuous Index Fund monitoring, at any time during the Monitoring Period, the price of one share of the Index Fund quoted on the Relevant Exchange has declined, as compared to the Initial Share Price, by more than the Protection Amount, or (b) for notes with daily Index Fund monitoring, on any day during the Monitoring Period, the closing price of one share of the Index Fund has declined, as compared to the Initial Share Price, by more than the Protection Amount.

The relevant terms supplement will specify whether continuous or daily Index Fund monitoring is applicable to the notes or, alternatively, may specify another method for monitoring the shares of the Index Fund. For example, the relevant terms supplement may specify weekly Index Fund monitoring for purposes of determining whether the price of one share of the Index Fund has declined from the Initial Share Price by more than the Protection Amount.

If the conditions described in (i) and (ii) are both satisfied, at maturity you will receive, instead of the principal amount of your notes, the Cash Value, plus accrued and unpaid interest. The Cash Value will be less than the principal amount of your notes and may be zero. Accordingly, you may lose some or all of your principal.

Monitoring Period:

As specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each trading day from the pricing date to, and including, the Observation Date or the final Averaging Date.

Cash Value:

The amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price. The Cash Value is subject to adjustment upon the occurrence of certain corporate events affecting the Index Fund. See “General Terms of Notes — Anti-dilution Adjustments.”

Protection Amount:

As specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Protection Amount is equal to 20% of the Initial Share Price. The Protection Amount is subject to adjustment upon the occurrence of certain corporate events affecting the Index Fund. See “General Terms of Notes — Anti-dilution Adjustments.”

Initial Share Price:

The closing price of one share of the Index Fund on the pricing date, or such other date as specified in the relevant terms supplement, divided by the Share Adjustment Factor. The Initial Share Price is subject to adjustment upon the occurrence of certain corporate events affecting the Index Fund. See “General Terms of Notes — Anti-dilution Adjustments.”

Final Share Price:

The closing price of one share of the Index Fund on the Observation Date or such other date as specified in the relevant terms supplement, or the arithmetic average of the closing prices of one share of the Index Fund on each of the Averaging Dates.

Share Adjustment Factor:

Unless otherwise specified in the terms supplement, the Share Adjustment Factor will be set initially at 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Index Fund. See “General Terms of Notes — Anti-dilution Adjustments.”

Valuation Date(s):

The Final Share Price will be determined either on a single date, which we refer to as the Observation Date, or over several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Valuation Dates in this product supplement. Any Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:

As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 72-II, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

October 25, 2007

       In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 72-II and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 72-II and with respect to JPMorgan Chase & Co. This product supplement no. 72-II, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 72-II and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

       The notes described in the relevant terms supplement and this product supplement no. 72-II are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 72-II and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

       In this product supplement no. 72-II and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 72-II nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 72-II nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 72-II and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 72-II and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 72-1 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 72-II or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 72-II and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 72-II nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 72-II, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The notes may not be publicly offered in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations. Neither this product supplement no. 72-II, the accompanying prospectus supplement, prospectus or terms supplement nor any of the documents related to the notes constitute a prospectus in the sense of article 652a or 1156 of the Swiss Code of Obligations.

In addition, notes that fall within the scope of the Swiss Investment Fund Act may not be offered and distributed by means of public advertising in or from Switzerland, as such term is defined or interpreted under the Swiss Investment Fund Act. Such notes will not be registered with the Swiss Federal Banking Commission under the Swiss Investment Fund Act and the corresponding Swiss Investment Fund Ordinance and investors will, therefore, not benefit from protection under the Swiss Investment Fund Act or supervision by the Swiss Federal Banking Commission.

ii

DESCRIPTION OF NOTES

       The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 72-II have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Reverse Exchangeable Notes linked to the iShares® FTSE/Xinhua China 25 Index Fund.

General

       The Reverse Exchangeable Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the iShares® FTSE/Xinhua China 25 Index Fund, which we refer to as the Index Fund. The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

       The notes offer a higher interest rate than the current dividend yield on the Index Fund or than the yield that we believe would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. However, the notes do not guarantee any return of principal at maturity; therefore, you must be aware of the risk that you may lose some or all of the principal amount of your notes at maturity. Regardless of whether you receive at maturity your principal amount or the Cash Value (as described under “— Payment at Maturity”), you will be entitled to periodic interest payments on the principal amount of your notes as specified in the relevant terms supplement.

       The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

       The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

       The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

       The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 72-II. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

PS-1

Payment at Maturity

       Your principal is protected against a decline in the value of the Index Fund up to the Protection Amount. You will receive $1,000 for each $1,000 principal amount note, plus any accrued and unpaid interest, at maturity, unless:

(i) the Final Share Price is less than the Initial Share Price; and

(ii) (a) for notes with continuous Index Fund monitoring, at any time during the Monitoring Period, the price of one share of the Index Fund quoted on the Relevant Exchange has declined, as compared to the Initial Share Price, by more than the Protection Amount, or (b) for notes with daily Index Fund monitoring, on any day during the Monitoring Period, the closing price of one share of the Index Fund has declined, as compared to the Initial Share Price, by more than the Protection Amount.

The relevant terms supplement will specify whether continuous or daily Index Fund monitoring is applicable to the notes or, alternatively, may specify another method for monitoring the shares of the Index Fund. For example, the relevant terms supplement may specify weekly Index Fund monitoring for purposes of determining whether the price of one share of the Index Fund has declined from the Initial Share Price by more than the Protection Amount.

       If the conditions described in (i) and (ii) are both satisfied, at maturity you will receive, instead of the principal amount of your notes, the Cash Value, plus accrued and unpaid interest. The Cash Value will be less than the principal amount of your notes and may be zero. Accordingly, you may lose some or all of your principal. See “Risk Factors” for further information.

       The “Protection Amount” will be specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Protection Amount is equal to 20% of the Initial Share Price. The Protection Amount is subject to adjustment upon the occurrence of certain corporate events affecting the Index Fund. See “General Terms of Notes — Anti-dilution Adjustments.”

       Unless otherwise specified in the relevant terms supplement, the “Cash Value” will be the amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price. The Cash Value is subject to adjustment upon the occurrence of certain corporate events affecting the Index Fund. See “General Terms of Notes — Anti-dilution Adjustments.”

       Unless otherwise specified in the relevant terms supplement, “Initial Share Price” means the closing price of one share of the Index Fund on the pricing date or such other date as specified in the relevant terms supplement, divided by the Share Adjustment Factor. The Initial Share Price is subject to adjustment upon the occurrence of certain corporate events affecting the Index Fund. See “General Terms of Notes — Anti-dilution Adjustments.”

       Unless otherwise specified in the relevant terms supplement, the “Share Adjustment Factor” shall be set initially at 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Index Fund. See “General Terms of Notes — Anti-dilution Adjustments.”

       Unless otherwise specified in the relevant terms supplement, “Final Share Price” means the closing price of one share of the Index Fund on the Observation Date or such other date as specified in the relevant terms supplement, or the arithmetic average of the closing prices of one share of the Index Fund on each of the Averaging Dates. The relevant terms supplement will specify the manner in which the Final Share Price is determined.

       The “Monitoring Period” will be specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each trading day from the pricing date to, and including, the Observation Date or the final Averaging Date.

PS-2

       Unless otherwise specified in the relevant terms supplement, “pricing date” means the day we price the notes for initial sale to the public.

       ”Relevant Exchange” means, with respect to the Index Fund or any successor index fund (as defined under “General Terms of Notes — Alternate Calculation of Price and Closing Price”), the primary exchange or market for trading for the shares of the Index Fund (or any successor index fund) or any security (or any combination thereof) then included in the Underlying Index (or any underlying index related to the successor index fund).

       The “price” of one share of the Index Fund (or any successor index fund, as defined under “General Terms of Notes — Alternate Calculation of Price and Closing Price”) or one unit of any other security for which a price must be determined) on any trading day (as defined below) means:

  if the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading on a national securities exchange, the highest intraday bid price on such day on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading;

  if the Index Fund (or any such successor index fund or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority (the “FINRA”), the highest reported bid price reported on the OTC Bulletin Board on such day;

  if the Index Fund (or any such successor index fund) is de-listed, liquidated or otherwise terminated, the price calculated pursuant to the alternative methods of calculation of price described under “General Terms of Notes — Alternate Calculation of Price and Closing Price”; or

  if a bid price is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for the shares of the Index Fund (or any such successor index fund or such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest of the bids obtained, in each case subject to the provisions of “General Terms of Notes — Alternate Calculation of Price and Closing Price.” The term OTC Bulletin Board will include any successor service thereto.

       The “closing price” of one share of the Index Fund (or any such successor index fund or one unit of any other security for which a closing price must be determined) on any trading day means:

  if the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price), of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act, on which the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading;

  if the Index Fund (or any such successor index fund or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day; or

  if the Index Fund (or any such successor index fund) is de-listed, liquidated or otherwise terminated, the closing price calculated pursuant to the alternative methods of calculating closing price described under “General Terms of Notes — Alternate Calculation of Price and Closing Price”; or
PS-3

  if, because of a market disruption event (as defined under “General Terms of Notes — Market Disruption Events”) or otherwise, the last reported sale price (or official closing price, as applicable) for the Index Fund (or any such successor index fund or such other security) is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for the shares of the Index Fund (or any such successor index fund or such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained, in each case subject to the provisions of “General Terms of Notes — Alternate Calculation of Price and Closing Price.”

       Unless otherwise specified in the relevant terms supplement, a “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange (the “NYSE”), the American Stock Exchange LLC (the “AMEX”), The NASDAQ Stock Market, the Chicago Mercantile Exchange Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

       A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

       The maturity date will be set forth in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

       We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable at maturity and on the Interest Payment Dates, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

       Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

Notes with a maturity of more than one year

       If a Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, shall any Valuation Date be postponed more than ten business days following the date originally scheduled to be such Valuation Date. If the tenth business day following the date originally scheduled to be the applicable Valuation Date is not a trading day, or if there is a market disruption event on such date, the closing price of one share of the Index Fund on such Valuation Date shall be deemed to be the closing price of the Index Fund last in effect prior to commencement of the market disruption event (or prior to the non-trading day).

PS-4

Notes with a maturity of not more than one year

       If a Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, shall any Valuation Date be postponed more than ten business days following the date originally scheduled to be such Valuation Date; provided that no Valuation Date, as postponed, shall produce a maturity date more than one year (including the issue date but not the maturity date) after the issue date (the last date that could serve as the final Valuation Date without causing the maturity date to be more than one year after the issue date, the “Final Disrupted Valuation Date”). If the tenth business day following the date originally scheduled to be the applicable Valuation Date is not a trading day, or if there is a market disruption event on such date, the closing price of one share of the Index Fund on such Valuation Date shall be deemed to be the closing price of one share of the Index Fund last in effect prior to commencement of the market disruption event (or prior to the non-trading day). Notwithstanding the foregoing, if any Valuation Date has been postponed to the Final Disrupted Valuation Date (treating any such Valuation Date that is not the final Valuation Date as if it were the final Valuation Date) and such Final Disrupted Valuation Date is not a trading day, or if there is a market disruption event on such Final Disrupted Valuation Date, then the closing price of one share of the Index Fund on such Valuation Date shall be deemed to be the closing price of one share of the Index Fund last in effect prior to commencement of the market disruption event (or prior to the non-trading day). For the avoidance of doubt, in no event shall any Valuation Date occur after the Final Disrupted Valuation Date.

Interest Payments

       For each interest period, unless otherwise specified in the terms supplement, for each $1,000 principal amount note, the interest payment for each interest period will be calculated as follows:

$1,000 x interest rate x (number of days in the interest period / 360),

where the number of days will be calculated on the basis of a year of 360 days with twelve months of thirty days each.

       The notes will bear interest at a rate per annum specified in the relevant terms supplement. Interest payments will accrue from, and including, the issue date of the notes to, but excluding, the maturity date. Interest will be paid in arrears on each Interest Payment Date to, and including, the maturity date, to the holders of record at the close of business on the date 15 calendar days prior to that Interest Payment Date, whether or not such fifteenth calendar day is a business day, unless otherwise specified in the relevant terms supplement. If the maturity date is adjusted as the result of a market disruption event, the payment of interest due on the maturity date will be made on the maturity date as adjusted, with the same force and effect as if the maturity date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

       The “interest rate” shall be specified in the relevant terms supplement.

       An “interest period” is the period beginning on, and including, the issue date of the notes and ending on, but excluding, the first Interest Payment Date, and each successive period beginning on, and including, an Interest Payment Date and ending on, but excluding, the next succeeding Interest Payment Date, or as specified in the relevant terms supplement.

       An “Interest Payment Date” will be as specified in the relevant terms supplement, provided that no Interest Payment Date shall be more than twelve months after the immediately prior Interest Payment Date or issue date of the notes, as applicable. If any day on which a payment of interest or principal is due is not a business day, the payment will be made with the same force and effect on the next succeeding business day, but no additional interest will accrue as a result of the delayed payment, and the next Interest Period will commence as if the payment had not been delayed.

PS-5

RISK FACTORS

       Your investment in the notes will involve certain risks. The notes pay interest but do not guarantee any return of principal at maturity. Investing in the notes is not equivalent to investing directly in the Index Fund, the Underlying Index, or any of the equity securities held by the Index Fund or included in the Underlying Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Your investment in the notes may result in a loss.

       The notes do not guarantee any return of principal. Your return of principal is protected so long as the closing price (in the case of daily monitoring) or price (in the case of continuous monitoring) of one share of the Index Fund during the Monitoring Period is never less than the Initial Share Price by more than the Protection Amount or the Final Share Price is not less than the Initial Share Price. If the Final Share Price declines from the Initial Share Price and the closing price (in the case of daily monitoring) or price (in the case of continuous monitoring) of one share of the Index Fund during the Monitoring Period has declined, as compared to the Initial Share Price, by more than the Protection Amount, you will receive at maturity the Cash Value rather than the principal amount of your notes. The Cash Value will be less than the principal amount of your notes and may be zero. Accordingly, you may lose the entire principal amount of your notes.

Because you will not benefit from any appreciation in the price of the Index Fund above the Initial Share Price, you will not receive a payment at maturity with a value greater than your principal amount, plus accrued and unpaid interest.

       At maturity, you will receive a payment with a value no greater than the principal amount of your notes plus the final interest payment, and the total payment you receive over the term of the notes will not exceed the principal amount of your notes plus the interest payments paid during the term of the notes, regardless of any appreciation in the value of the Index Fund. Even if the Final Share Price exceeds the Initial Share Price, you will receive only the principal amount of your notes, regardless of any appreciation in the Index Fund.

Your return on your investment in the notes will be limited to the interest payments on the notes.

       The only return that you will receive on your investment in the notes will be the interest payments specified in the relevant terms supplement.

You are exposed to the price risk of the Index Fund.

       You cannot predict the future performance of the Index Fund based on its historical performance. The closing price (in the case of daily monitoring) or price (in the case of continuous monitoring) of one share of the Index Fund may be below the Initial Share Price by more than the Protection Amount during the Monitoring Period and the Final Share Price may be less than the Initial Share Price, even though the Index Fund has not experienced such a price decrease in the past.

Your return on the notes will not reflect dividends on the equity securities held by the Index Fund or included in the Underlying Index.

       Your return on the notes will not reflect the return you would realize if you actually owned the equity securities held by the Index Fund or included in the Underlying Index and received the dividends paid on those equity securities. This is because the calculation agent will calculate the amount payable to you at maturity by reference to the Final Share Price and the Protection Amount. The Final Share Price reflects the prices of the equity securities held by the Index Fund on the Valuation Date(s) without taking into consideration the value of dividends paid on those equity securities.

PS-6

The closing price of the Index Fund on the pricing date may be significantly higher than the historical average trading price for the Index Fund.

       If the closing price (in the case of daily monitoring) or price (in the case of continuous monitoring) of the Index Fund is ever below the Initial Share Price by more than the Protection Amount during the Monitoring Period, one of the two triggers for receiving the Cash Value will have occurred. The reference price for determining whether such trigger has occurred is, unless otherwise specified in the relevant terms supplement, the closing price of the Index Fund on the pricing date divided by the Share Adjustment Factor (which we refer to as the Initial Share Price). The closing price of the Index Fund on the pricing date may be significantly higher than the historical average trading price for the Index Fund, which could increase the likelihood of the occurrence of such trigger. In addition, on the pricing date, stock prices generally in the market may be significantly higher than historical averages, which could increase the likelihood of subsequent declines in stock prices during the Monitoring Period.

The notes are not designed to be short-term trading instruments.

       The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the price of one share of the Index Fund has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Secondary trading may be limited.

       Unless otherwise specified in the relevant terms supplement, the notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

       J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

Prior to maturity, the value of the notes may be influenced by many unpredictable factors.

       Many economic and market factors will influence the value of the notes. We expect that, generally, the price of the shares of the Index Fund and interest rates on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the price of the shares of the Index Fund. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  whether one share of the Index Fund closes (in the case of daily monitoring) or trades (in the case of continuous monitoring) below the Initial Share Price by more than the Protection Amount during the Monitoring Period;

  the dividend rate paid on the equity securities held by the Index Fund (while not paid to holders of the notes, dividend payments on the equity securities held by the Index Fund may influence the price of the shares of the Index Fund and the market value of options on the Index Fund and therefore affect the market value of the notes);

  supply and demand for the notes, including inventory positions of J.P. Morgan Securities Inc. or any other market maker;
PS-7

  the expected frequency and magnitude of changes in the price of the shares of the Index Fund (volatility);

  economic, financial, political and regulatory or judicial events that affect the equity securities held by the Index Fund or stock markets generally, and that may affect the closing price or price of shares of the Index Fund on any day during the Monitoring Period, the Initial Share Price or the Final Share Price;

  the exchange rate and volatility of the exchange rate between the U.S. dollar and the Hong Kong dollar and the correlation between that rate and the price of shares of the Index Fund;

  the occurrence of certain events affecting the Index Fund that may or may not require an adjustment to the Share Adjustment Factor;

  interest and yield rates in the market generally, as well as in the markets of those equity securities held by the Index Fund;

  the time remaining to the maturity of the notes; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

       Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You cannot predict the future performance of the Index Fund based on its historical performance.

       While it is possible that the notes could trade above their principal amount prior to maturity, the likelihood of such an increase is limited by market factors and the fact that the amount payable at maturity will not exceed 100% of the principal amount of the notes. Even if the notes were to trade above their principal amount prior to maturity, the only way to realize such a market premium would be to sell your notes in a secondary market transaction, if such a transaction were available. Moreover, if you sell your notes prior to maturity, you may have to sell them at a substantial discount from their principal amount if the market price of one share of the Index Fund is at, below or not sufficiently above the Initial Share Price.

The inclusion in the original issue price of each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

       While the payment at maturity, if any, will be based on the principal amount of your notes, the original issue price of the notes includes each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. Such estimated cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

If the price of the shares of the Index Fund changes, the market value of your notes may not change in the same manner.

       Owning the notes is not the same as owning shares of the Index Fund. Accordingly, changes in the price of one share of the Index Fund may not result in a comparable change in the market value of the notes. If the closing price of one share of the Index Fund on any trading day increases above the Initial Share Price, the value of the notes may not increase comparably, if at all. It is also possible for the price of the shares of the Index Fund to increase moderately while the value of the notes declines.

PS-8

       When the closing price (in the case of daily monitoring) or price (in the case of continuous monitoring) of one share of the Index Fund on any trading day declines from the Initial Share Price by close to the Protection Amount for the first time, the price of the notes will likely decline at a greater rate than the market value of the shares of the Index Fund. During the Monitoring Period, if the shares of the Index Fund close or trade at prices that are less than the Initial Share Price by an amount that is close to or more than the Protection Amount, we expect the market value of the notes to decline to reflect, among a number of other factors, that your payment at maturity is more likely to be less than the principal amount of your notes.

The notes are subject to currency exchange risk.

       Because the prices of the equity securities held by the Index Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the Index Fund, holders of the notes will be exposed to currency exchange rate risk with respect to Hong Kong dollars, the currency in which the equity securities held by the Index Fund are denominated. An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the Hong Kong dollar, the net asset value of the Index Fund will be adversely affected and the amount we pay in respect of the notes on the maturity date, if any, may be reduced.

       Of particular importance to potential currency exchange risk are:

  existing and expected rates of inflation;

  existing and expected interest rate levels;

  the balance of payments; and

  the extent of governmental surpluses or deficits in Hong Kong, China and the United States of America.

       All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by Hong Kong, China and the United States and other countries important to international trade and finance.

Changes in the volatility of exchange rates, and the correlation between those rates and the net asset value of the Index Fund are likely to affect the market value of the notes.

       The exchange rate between the U.S. dollar and the Hong Kong dollar refers to a foreign exchange spot rate that measures the relative values of two currencies — the Hong Kong dollar, which is the currency in which an equity security held by the Index Fund is denominated, and the U.S. dollar. This exchange rate reflects the amount of Hong Kong dollars that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to Hong Kong dollar. The volatility of the exchange rate between the U.S. dollar and the Hong Kong dollar refers to the size and frequency of changes in that exchange rate.

       Because the net asset value of the Index Fund is calculated, in part, by converting the closing prices of the equity securities held by the Index Fund into U.S. dollars, the volatility of the exchange rate between the U.S. dollar and the Hong Kong dollar could affect the market value of the notes.

       The correlation of the exchange rate between the U.S. dollar and the Hong Kong dollar and the net asset value of the Index Fund refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the net asset value of the Index Fund. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and the Hong Kong dollar and the percentage changes in the net asset value of the Index Fund could affect the value of the notes.

PS-9

The anti-dilution protection is limited.

       The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. See “General Terms of Notes — Anti-dilution Adjustments.” The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

       The equity securities held by the Index Fund and included in the Underlying Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

       The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

       The Stock Exchange of Hong Kong Ltd. (“HKSE”) on which the equity securities included in the Underlying Index are traded is not as large as the U.S. securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility relative to the U.S. securities markets. There is also a high concentration of market capitalization and trading volume in small number of issuers representing a limited number of industries, as well as a high concentration of certain types of investors (including investment funds and other institutional investors) in the HKSE. As a result, the HKSE may be subject to significantly greater risk and price volatility than the U.S. securities markets.

       Some or all of these factors may influence the price of shares of the Index Fund. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You cannot predict the future performance of the Index Fund based on its historical performance. The value of the Index Fund may decrease such that you may not receive any return of your investment. There can be no assurance that the price of shares of the Index Fund will not decrease so that at maturity, you will not lose some or all of your investment.

An investment in the notes is subject to risks associated with China, one of the largest global emerging markets.

       The risks of investing in emerging markets are typically greater than those of investing in developed countries where political, economic and social structures may be much more established and efficient. Emerging markets often lack the market depth and breadth and operational efficiency of developed markets. The companies in which the Index Fund invests may be held to lower disclosure, corporate governance, accounting and reporting standards than companies in more developed markets. In addition, some of the securities held by the Index Fund may be subject to higher transaction and other costs, foreign ownership limits, withholding or other taxes or may have liquidity issues that make securities more difficult to sell at reasonable prices. These factors may increase the volatility, and hence the risk, of an investment in the notes.

PS-10

       While China is transitioning from a government-controlled to a market-driven economy, it still struggles with political and social uncertainty, substantial government involvement in the economy, conflict with Taiwan, and issues relating to the reunification with Hong Kong. China is also under pressure to change its currency standards. Although mainland China’s gross national product has grown in recent years, there can be no assurance this growth will continue.

There are risks associated with the Index Fund.

       The Index Fund has a limited operating history, having commenced trading in October 2004. Although its shares are listed for trading on the NYSE and a number of similar products have been traded on the NYSE for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market.

       In addition, Barclays Global Fund Advisors, which we refer to as BGFA, is the Index Fund’s investment adviser. The Index Fund is subject to management risk, which is the risk that the BGFA’s investment strategy, the implementation of which is subject to a number of constraints (as outlined under “The iShares® FTSE/Xinhua China 25 Index Fund — Investment Objective and Strategy”), may not produce the intended results. For example, BGFA may select up to 10% of the Index Fund’s assets to be invested in shares of equity securities that are not included in the Underlying Index.

The performance of the Index Fund may not correlate with the performance of the Underlying Index.

       The Index Fund uses a representative sampling strategy (as described under “The iShares® FTSE/Xinhua China 25 Index Fund — Representative Sampling”) to attempt to track the performance of the Underlying Index. The Index Fund invests in a representative sample of equity securities included in the Underlying Index; however, the Index Fund may not hold all or substantially all of the equity securities included in the Underlying Index. Therefore, while the performance of the Index Fund is linked principally to the performance of the Underlying Index, the performance of the Index Fund is also generally linked in part to shares of equity securities not included in the Underlying Index because BGFA may invest up to 10% of the Index Fund’s assets in such equity securities that it believes will help the Index Fund to track the Underlying Index. In addition, the performance of the Index Fund will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Index Fund and the Underlying Index. Finally, because the shares of the Index Fund are traded on the NYSE and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from the net asset value per share of the Index Fund.

       For all of the foregoing reasons, the performance of the Index Fund may not correlate with the performance of the Underlying Index. Consequently, the return on the notes will not be the same as investing directly in the Index Fund or in the Underlying Index or in the equity securities included in the Underlying Index, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the Underlying Index.

The policies of BGFA for the Index Fund and FTSE/Xinhua Index Limited for the Underlying Index could affect the value of the notes and the amount payable on the notes.

       The policies of BGFA concerning the calculation of the Index Fund’s net asset value, additions, deletions or substitutions of equity securities held by the Index Fund and manner in which changes affecting the Underlying Index are reflected in the Index Fund could affect the market price of the shares of the Index Fund and, therefore, affect the amount payable on the notes at maturity, if any, and the value of the notes prior to maturity. The amount payable on the notes and its value could also be affected if BGFA changes these policies, for example, by changing the manner in which it calculates the Index Fund’s net asset value, or if BGFA discontinues or suspends calculation or publication of the Index Fund’s net asset value, in which case it may become difficult to determine the value of the note.

PS-11

       In addition, FTSE/Xinhua Index Limited (“FXI”) owns the Underlying Index and is responsible for the design and maintenance of the Underlying Index. The policies of FXI concerning the calculation of the Underlying Index, including decisions regarding the addition, deletion or substitution of the equity securities included in the Underlying Index, could affect the level of the Underlying Index and consequently could affect the price of the shares of the Index Fund and, therefore, affect the amount payable on the notes at maturity, if any, and the value of the note prior to maturity.

To our knowledge, we are not currently affiliated with any of the issuers of the equity securities held by the Index Fund or included in the Underlying Index.

       To our knowledge, we are not currently affiliated with any of the equity securities held by the Index Fund or included in the Underlying Index. As a result, we will have no ability to control the actions of the issuers of such equity securities, including actions that could affect the value of the equity securities held by the Index Fund or included in the Underlying Index or your notes. None of the money you pay us will go to BGFA, FXI or any of the issuers of the equity securities held by the Index Fund or included in the Underlying Index and none of those issuers will be involved in the offering of the notes in any way. Neither those issuers nor we will have any obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.

You will have no shareholder rights in the Index Fund or issuers of equity securities held by the Index Fund or included in the Underlying Index.

       As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the Index Fund or the equity securities held by the Index Fund or included in the Underlying Index would have.

We or our affiliates may have adverse economic interests to the holders of the notes.

       J.P. Morgan Securities Inc. and other affiliates of ours trade the equity securities held by the Index Fund or included in the Underlying Index and other financial instruments related to the Index Fund, the Underlying Index and the equity securities held by the Index Fund or included in the Underlying Index on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index Fund or the Underlying Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the performance of the Index Fund or the level of the Underlying Index and, accordingly, could affect the value of the notes and the amount payable to you at maturity, if any.

       We or our affiliates may currently or from time to time engage in business with companies whose equity securities are held by the Index Fund or included in the Underlying Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose equity securities are held by the Index Fund or included in the Underlying Index. Any prospective purchaser of notes should undertake an independent investigation of each company whose equity securities are held by the Index Fund or included in the Underlying Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes. We do not make any representation or warranty to any purchaser of a note with respect to any matters whatsoever relating to our business with companies whose equity securities are held by the Index Fund or included in the Underlying Index or future price movements of the equity securities are held by the Index Fund or included in the Underlying Index.

PS-12

       Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the price of the shares of the Index Fund or the level of the Underlying Index or the price of the equity securities are held by the Index Fund or included in the Underlying Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

       We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

       We or one of our affiliates may currently or from time to time engage in trading activities related to the currencies in which the equity securities held by the Index Fund are denominated. These trading activities could potentially affect the exchange rates with respect to such currencies and, because currency exchange rate calculations are involved in the calculation of the net asset value of the Index Fund, could affect the closing price of shares of the Index Fund and, accordingly, the value of the notes.

       In the course of our or our affiliates’ currency trading activities, we or our affiliates may acquire material nonpublic information with respect to currency exchange rates, and we will not disclose any such information to you. In addition, one or more of our affiliates may produce and/or publish research reports, or otherwise express views, with respect to expected movements in currency exchange rates. We do not make any representation or warranty to any purchaser of notes with respect to any matters whatsoever relating to future currency exchange rate movements and any prospective purchaser of notes should undertake an independent investigation of the currencies in which equity securities held by the Index Fund are denominated and their related exchange rates as, in its judgment, is appropriate to make an informed decision with respect to an investment in the notes.

       J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Share Price, the price of one share of the Index Fund quoted on the Relevant Exchange at any time or the closing price of one share of the Index Fund on any trading day, as applicable, in each case during the Monitoring Period; the Protection Amount; the Share Adjustment Factor; anti-dilution adjustments; the Final Share Price; the amount of interest payable on any Interest Payment Date and the amount we will pay you at maturity, as well as whether and how much the closing price or price, as applicable, of one share of the Index Fund during the Monitoring Period and the Final Share Price have declined from the Initial Share Price. The calculation agent will also be responsible for determining whether a market disruption event has occurred; which exchange traded fund will be substituted for the Index Fund (or successor index fund, if applicable) if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated; whether the Underlying Index (or the underlying index related to a successor index fund, if applicable) has been changed in a material respect; whether the Index Fund (or successor index fund, if applicable) has been modified so that the Index Fund (or successor index fund, if applicable) does not, in the opinion of the calculation agent, fairly represent the price of the Index Fund (or successor index fund, if applicable) had those modifications not been made; and, if the notes bear interest, whether a day is an Interest Payment Date. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

PS-13

Market disruptions may adversely affect your return.

       The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Final Share Price, the price (in the case of daily monitoring) of one share of the Index Fund at any time or the closing price (in the case of daily monitoring) of one share of the Index Fund on any trading day during the Monitoring Period and calculating the payment at maturity, if any, that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that a Valuation Date and the maturity date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are unclear.

       There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. Pursuant to the terms of the notes and subject to the discussion in the section entitled “Certain U.S. Federal Income Tax Consequences,” we and you agree to characterize each note for U.S. federal income tax purposes as a unit comprising: (i) a cash-settled put option written by you to us with respect to the Index Fund and (ii) a deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the put option. No assurance can be given that the IRS will accept, or that a court will uphold, this characterization. If the IRS were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes could differ materially from our description herein. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 72-II and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

       If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

PS-14

USE OF PROCEEDS

       Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes. Unless otherwise specified in the relevant terms supplement, these commissions will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

       On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index Fund, the Underlying Index, the equity securities held by the Index Fund or included in the Underlying Index or instruments whose value is derived from the Index Fund, the Underlying Index or the equity securities held by the Index Fund or included in the Underlying Index. While we cannot predict an outcome, such hedging activity or other hedging or investment activities of ours could potentially increase the price or closing price of the Index Fund on any trading day as well as the Initial Share Price, and, therefore, effectively establish a higher price at which the Index Fund must trade for you to receive at maturity of the notes the principal amount of your notes (in addition to interest payments over the term of the notes). From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in the Index Fund, the Underlying Index or the equity securities held by the Index Fund or included in the Underlying Index or instruments whose value is derived from the Index Fund, the Underlying Index or the equity securities held by the Index Fund or included in the Underlying Index. Although we have no reason to believe that any of these activities will have a material impact on the price of the shares of the Index Fund or the value of the notes, we cannot assure you that these activities will not have such an effect.

       We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-15

THE iSHARES® FTSE/XINHUA CHINA 25 INDEX FUND

       We have derived all information contained in this product supplement no. 72-II regarding iShares® FTSE/Xinhua China 25 Index Fund (the “Index Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares® Trust (“iShares®”), Barclays Global Investors, N.A. (“BGI”), and Barclays Global Fund Advisors (“BGFA”). The Index Fund is an investment portfolio maintained and managed by iShares®. BGFA is the investment adviser to the Index Fund. The Index Fund is an exchange traded fund (“ETF”) which trades on the NYSE under the ticker symbol “FXI.” We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

       iShares® is a registered investment company that consists of numerous separate investment portfolios, including the Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, BGFA, the Index Fund, please see the Prospectus dated December 1, 2006 (as supplemented on July 13, 2007 and September 28, 2007). In addition, information about iShares® and the Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this product supplement no. 72-II or any terms supplement.

Investment Objective and Strategy

       The Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of equity securities of large Chinese companies listed on The Stock Exchange of Hong Kong Ltd., as measured by the FTSE/Xinhua China 25 Index, which we refer to as the Underlying Index. See “— The FTSE/Xinhua China 25 Index” below for more information about the Underlying Index. The Index Fund’s investment objective may be changed without shareholder approval.

       As of October 23, 2007, the Index Fund’s three largest holdings were China Mobile Limited, PetroChina Company Limited — Class H and China Life Insurance Company Limited — Class H, and its three largest sectors were financials, telecommunications, and oil & gas.

       The Index Fund uses a representative sampling strategy (as described below under “—Representative Sampling”) to try to track the Underlying Index. The Index Fund invests at least 90% of its assets in the securities of the Underlying Index or in American Depositary Receipts, Global Depositary Receipts or European Depositary Receipts representing securities in the Underlying Index. The Index Fund may invest the remainder of its assets in securities not included in the Underlying Index, but which BGFA believes will help the Index Fund track the Underlying Index. For example, the Index Fund may invest in securities not included in the Underlying Index in order to reflect various corporate actions (such as mergers) and other changes in the Underlying Index (such as reconstitutions, additions and deletions). The Index Fund may also invest its other assets in future contracts, options on futures contracts, options, and swaps related to the Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BGFA.

PS-16

Representative Sampling

       The Index Fund pursues a “representative sampling” strategy in attempting to track the performance of Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The Index Fund invests in a representative sample of securities in the Underlying Index, which have a similar investment profile as the Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Underlying Index.

Correlation

       The Underlying Index is a theoretical financial calculation, while the Index Fund is an actual investment portfolio. The performance of the Index Fund and the Underlying Index will vary somewhat due to transaction costs, asset valuations, foreign currency valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The Index Fund, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

       The Index Fund will not concentrate its investments (i.e., hold 25% or more of its total assets) in the stocks of a particular industry or group of industries, except that the Index Fund will concentrate its investments to approximately the same extent that the Underlying Index is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

Holdings Information

       The following tables summarize the Index Fund’s top holdings in individual companies and by sector as of October 23, 2007.

Top holdings in individual securities as of October 23, 2007

Company	Percentage of Total Holdings
China Mobile Limited	10.82%
PetroChina Company Limited — Class H	9.79%
China Life Insurance Company Limited — Class H	8.90%
Industrial and Commercial Bank of China Limited — Class H	5.96%
Ping An Insurance (Group) Company of China, Ltd. — Class H	5.04%
China Construction Bank Corporation — Class H	5.00%
China Shenhua Energy Company Limited — Class H	4.75%
CNOOC Limited	4.26%
China Merchants Bank Co., Ltd. — Class H	3.96%
China Communications Construction Company Limited — Class H	3.81%

PS-17

Top holdings by sector as of October 23, 2007

Sector	Percentage of Total Holdings
Financials	40.07%
Telecommunications	17.96%
Oil & Gas	17.77%
Basic Materials	12.61%
Industrials	7.81%
Utilities	2.19%
General Industrials	1.45%

       The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this product supplement no. 72-II or any terms supplement.

Historical Performance of the Index Fund

       We will provide historical price information with respect to the shares of the Index Fund in the relevant terms supplement. You should not take any such historical prices as an indication of future performance.

Hypothetical Returns on Your Notes

       The relevant terms supplement may include a table, chart or graph showing various hypothetical returns on your notes based on a range of hypothetical Final Share Prices, whether the closing price or price, as applicable, of one share of the Index Fund on any day during the Monitoring Period has declined, as compared to the Initial Share Price, by more than the Protection Amount and various key assumptions shown in the relevant terms supplement, in each case assuming the investment is held from the issue date until the scheduled maturity date.

       Any table, chart or graph showing hypothetical returns will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical market values of the shares of the Index Fund on the scheduled Valuation Date(s) could have on the hypothetical returns on your note, if held to the scheduled maturity date, calculated in the manner described in the relevant terms supplement and assuming all other variables remained constant. Any payments at maturity listed in the relevant terms supplement will be entirely hypothetical. They will be based on Final Share Prices or closing prices or prices, as applicable, of one share of the Index Fund on any day during the Monitoring Period, in each case that may vary and on assumptions that may prove to be erroneous.

       The return on your note may bear little relation to, and may be much less than, the return that you might achieve were you to invest in the shares of the Index Fund directly. Among other things, the return on the shares of the Index Fund could include substantial dividend payments, which you will not receive as an investor in your note, and an investment in the shares of the Index Fund is likely to have tax consequences that are different from an investment in your note.

       We describe various risk factors that may affect the market value of your note, and the unpredictable nature of that market value, under “Risk Factors” above.

PS-18

Disclaimer

       The notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The FTSE/Xinhua China 25 Index

       We have obtained all information contained in this product supplement no. 72-II regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE/Xinhua Index Limited (“FXI”), a joint venture of FTSE International Limited (“FTSE”) and Xinhua Financial Network Limited (“Xinhua”). We make no representations or warranty as to the accuracy or completeness of such information. FXI has no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

       The Underlying Index is a stock index calculated, published and disseminated by FXI, and is designed to represent the performance of the mainland Chinese market that is available to international investors. The Underlying Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks (called “H” shares and “Red Chip” shares), listed and trading on the HKSE. “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese Government for listing and trading on the HKSE. “Red Chip” shares are securities of Hong Kong-incorporated companies, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. Both “H” shares and “Red Chip” shares are quoted and traded in Hong Kong dollars and are available only to international investors, who are not citizens of the People’s Republic of China.

Computation of the Underlying Index

       The performance of the Underlying Index is calculated using the free-float index calculation methodology of the FTSE Group, using actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FXI excludes from free floating shares trade investments in an Underlying Index constituent company by another Underlying Index constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, foreign ownership limits, and portfolio investments subject to lock-in clauses (for the duration of the clause). The Underlying Index is periodically reviewed for changes in free float.

       The Underlying Index, like other indices of FXI, is governed by an independent advisory committee that ensures that the index is operated in accordance with its published ground rules, and that the rules remain relevant to the Underlying Index.

License Agreement with FTSE/Xinhua Index Limited

       The notes are not in any way sponsored, endorsed, sold or promoted by FXI, FTSE or Xinhua or by the London Stock Exchange PLC (the “London Stock Exchange”) or by The Financial Times Limited (“FT”) and neither FXI, FTSE, Xinhua nor the London Stock Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the Underlying Index and/or the figure at which the Underlying Index stands at any particular time on any particular day or otherwise. The Underlying Index is compiled and calculated by or on behalf of FXI. However, neither FXI or FTSE or Xinhua or the London Stock Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the Underlying Index and neither FXI, FTSE, Xinhua or the London Stock Exchange or FT shall be under any obligation to advise any person of any error therein.

PS-19

       The Underlying Index is calculated by or on behalf of FXI. FXI does not sponsor, endorse or promote the notes.

       All copyright in the Underlying Index values and constituent list vest in FXI. JPMorgan Chase & Co. has obtained full license from FXI to use such copyright in the creation of the notes.

       “FTSE™” is a trademark jointly owned by the London Stock Exchange PLC and The Financial Times Limited. “FTSE/Xinhua” is a trademark of FTSE International Limited. “Xinhua” are service marks and trademarks of Xinhua Financial Network Limited. All marks are licensed for use by FXI.

PS-20

GENERAL TERMS OF NOTES

Calculation Agent

       J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Initial Share Price, the price of one share of the Index Fund quoted on the Relevant Exchange at any time or the closing price of one share of the Index Fund on any trading day, as applicable, in each case during the Monitoring Period; the Protection Amount; the Share Adjustment Factor; anti-dilution adjustments; the Final Share Price; the amount of interest payable on any Interest Payment Date and the amount we will pay you at maturity, as well as whether and how much the closing price or price, as applicable, of one share of the Index Fund during the Monitoring Period and the Final Share Price have declined from the Initial Share Price. In addition, the calculation agent will also be responsible for whether a market disruption event has occurred; which exchange traded fund will be substituted for the Index Fund (or successor index fund, if applicable) if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated; whether the Underlying Index (or the underlying index related to a successor index fund, if applicable) has been changed in a material respect; whether the Index Fund (or successor index fund, if applicable) has been modified so that the Index Fund (or successor index fund, if applicable) does not, in the opinion of the calculation agent, fairly represent the price of the Index Fund (or successor index fund, if applicable) had those modifications not been made; and, if the notes bear interest, whether a day is an Interest Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

       The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity and each Interest Payment Date on or prior to 11:00 a.m. on the business day preceding the maturity date and each Interest Payment Date, if applicable.

       All calculations with respect to the Initial Share Price, the closing price or price, as applicable, of one share of the Index Fund quoted on the Relevant Exchange during the Monitoring Period, the Final Share Price, the determination of the Cash Value payable at maturity, if applicable, per $1,000 principal amount note and the payment at maturity to a note holder will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .87645 would be rounded up to .8765); and all dollar amounts paid, if any, on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

       Certain events may prevent the calculation agent from calculating the price of one share of the Index Fund quoted on the Relevant Exchange at any time or the closing price of one share of the Index Fund on any trading day, as applicable, in each case during the Monitoring Period, or the Final Share Price and consequently, the amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

       With respect to the Index Fund (or any successor index fund or other security for which a closing price must be determined), a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

(1)(A) the occurrence or existence of a suspension, absence or material limitation of trading of the shares of the Index Fund (or such successor index fund or such other security) on the primary market for such shares (or such successor index fund or such other security) for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session in such market;

PS-21

(B) a breakdown or failure in the price and trade reporting systems of the primary market for the shares of the Index Fund (or such successor index fund or such other security) as a result of which the reported trading prices for such shares (or such successor index fund or such other security) during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(C) the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the shares of the Index Fund (or such successor index fund or such other security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case, as determined by the calculation agent in its sole discretion; or

(2) the occurrence or existence of a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the successor index fund) on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such Relevant Exchange, in each case as determined by the calculation agent in its sole discretion; or

(3) the occurrence or existence of a suspension, absence or material limitation of trading on any major U.S. securities market for trading in futures or options contracts related to the Underlying Index (or the underlying index related to the successor index fund) or shares of the Index Fund (or such successor index fund or such other security) for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

in each case, a determination by the calculation agent in its sole discretion that any event described in clauses (1), (2) and (3) materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

       For the purpose of determining whether a market disruption event exists with respect to the Index Fund (or the successor index fund), if trading in a security included in the Underlying Index (or the underlying index related to the successor index fund) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index (or the underlying index related to the successor index fund) shall be based on a comparison of (x) the portion of the level of the Underlying Index (or the underlying index related to the successor index fund) attributable to that security relative to (y) the overall level of the Underlying Index (or the underlying index related to the successor index fund), in each case immediately before that suspension or limitation.

       For the purpose of determining whether a market disruption event with respect to the Index Fund (or the successor index fund) has occurred:

(1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

(2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a market disruption event;

(3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

PS-22

(4) a suspension of trading in futures or options contracts on the Underlying Index or shares of the Index Fund (or such successor index fund or such other security) by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts, will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index (or the underlying index related to the successor index fund) or the shares of the Index Fund (or such successor index fund or such other security); and

(5) a suspension, absence or material limitation of trading on any Relevant Exchange or on the primary market on which futures or options contracts related to the Underlying Index (or the underlying index related to the successor index fund) or the shares of the Index Fund (or such successor index fund or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Anti-dilution Adjustments

       The Share Adjustment Factor is subject to adjustment by the calculation agent as a result of the anti-dilution adjustments described in this section.

       No adjustments to the Share Adjustment Factor will be required unless the Share Adjustment Factor adjustment would require a change of at least 0.1% in the Share Adjustment Factor then in effect. The Share Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Share Adjustment Factor after the close of business on the business day immediately preceding the maturity date.

       No adjustments to the Share Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the closing price of one share of the Index Fund on any trading day during the term of the notes.

       We will, within ten business days following the occurrence of an event that requires an adjustment to the Share Adjustment Factor, or if we are not aware of this occurrence, as soon as practicable after becoming so aware, provide notice to the calculation agent, which shall provide written notice to the trustee, which shall provide notice to the holders of the notes of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth the adjusted Share Adjustment Factor.

       Share Splits and Reverse Share Splits

       If the shares of the Index Fund (or the successor index fund) are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

  the prior Share Adjustment Factor, and

  the number of shares that a holder of one share of the Index Fund (or the successor index fund) before the effective date of the share split or reverse share split would have owned or been entitled to receive immediate following the applicable effective date.
PS-23

       Share Dividends or Distributions

       If the Index Fund (or the successor index fund) is subject to a (i) share dividend, i.e., an issuance of additional shares of the Index Fund (or the successor index fund) that is given ratably to all or substantially all holders of shares of the Index Fund (or the successor index fund) or (ii) distribution of shares of the Index Fund as a result of the triggering of any provision of the corporate charter of the Index Fund (or the successor index fund), then, once the dividend or distribution has become effective and the shares of the Index Fund (or the successor index fund) are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

  the prior Share Adjustment Factor, and

  the number of additional shares issued in the share dividend or distribution with respect to one share of the Index Fund (or the successor index fund).

       Non-cash Distributions

       If the Index Fund (or the successor index fund) distributes shares of capital stock, evidences of indebtedness or other assets or property of the Index Fund (or the successor index fund) to all or substantially all holders of shares of the Index Fund (or the successor index fund) (other than (i) share dividends or distributions referred to under “—Share Dividends or Distributions” above and (ii) cash dividends referred under “—Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Index Fund (or the successor index fund) are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

  the prior Share Adjustment Factor, and

  a fraction, the numerator of which is the Current Market Price of one share of the Index Fund (or the successor index fund) and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

       The “Current Market Price” of the Index Fund (or the successor index fund) means the closing price of one share of the Index Fund (or the successor index fund) on the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

       The “ex-dividend date,” with respect to a dividend or other distribution, shall mean the first trading day on which transactions in the shares of the Index Fund (or the successor index fund) trade on the Relevant Exchange without the right to receive that dividend or distribution.

       The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

       Cash Dividends or Distributions

       If the Index Fund (or the successor index fund) pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of shares of the Index Fund (or the successor index fund) during any fiscal quarter during the term of the notes, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Index Fund (or the successor index fund) are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

PS-24

  the prior Share Adjustment Factor, and

  a fraction, the numerator of which is the Current Market Price of one share of the Index Fund (or the successor index fund) and the denominator of which is the amount by which such Current Market Price exceeds the amount in cash per share of the Index Fund (or the successor index fund) distributes to holders of shares of the Index Fund (or the successor index fund) in excess of the Dividend Threshold.

       ”Dividend Threshold” shall mean the amount of any cash dividend or cash distribution distributed per share of the Index Fund (or the successor index fund) that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of the Index Fund (or the successor index fund) by more than 10% of the closing price of one share of the Index Fund (or the successor index fund) on the trading day immediately preceding the ex-dividend date, unless otherwise specified in the relevant terms supplement.

       The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factor and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

       The calculation agent will provide information as to any adjustments to the Share Adjustment Factor upon written request by any investor in the notes.

Alternate Calculation of Price and Closing Price

       If the Index Fund (or a successor index fund (as defined herein) is de-listed from the NYSE (or any other Relevant Exchange), liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such successor index fund) (such index fund being referred to herein as a “successor index fund”). If the Index Fund (or a successor index fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no successor index fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate price or closing price, as applicable, of the shares of the Index Fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index Fund. If a successor index fund is selected or the calculation agent calculates a price or closing price, as applicable, by a computation methodology that the calculation determines will as closely as reasonably possible replicate the Index Fund, that successor index fund or price or closing price, as applicable will be substituted for the Index Fund (or such successor index fund) for all purposes of the notes.

       Upon any selection by the calculation agent of a successor index fund, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

       If at any time:

  the Underlying Index (or the underlying index related to a successor index fund) is changed in a material respect, or the Index Fund (or a successor index fund) in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the Index Fund (or such successor index fund) had those changes or modifications not been made,
PS-25

then the calculation agent will, at the close of business in New York City on each date on which the price or closing price, as applicable, of the Index Fund is to be determined, make those calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a price or closing price, as applicable, of an exchange traded fund comparable to the Index Fund (or such successor index fund) as if those changes or modifications had not been made, and calculate the price or closing price with reference to the Index Fund (or such successor index fund), as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

       The calculation agent will be solely responsible for the method of calculating the price or closing price, as applicable, of the shares of the Index Fund (or any successor index fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

       The calculation agent will provide information as to the method of calculating the price or closing price, as applicable, of the shares of the Index Fund (or the successor index fund) upon written request by any investor in the notes.

Events of Default

       Under the heading “Description of Debt Securities—Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

       Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be calculated as if the date of acceleration were the final Valuation Date, plus, if applicable, any accrued and unpaid interest on the notes. If the notes have more than one Valuation Date, then for each Valuation Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of Valuation Dates in excess of one) shall be the corresponding Valuation Dates, unless otherwise specified in the relevant terms supplement. Upon any acceleration of the notes, any interest will be calculated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Interest Payment Date for which interest was paid.

       If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

       Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

       The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

PS-26

Listing

       The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

       DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

       Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

       The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

       Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

       The notes will be governed by and interpreted in accordance with the laws of the State of New York.

PS-27

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

       The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

       This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are subject to special treatment under the U.S. federal income tax laws, such as:

  one of certain financial institutions;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

  a dealer in securities or foreign currencies;

  a “regulated investment company” as defined in Code Section 851;

  a “real estate investment trust” as defined in Code Section 856;

  a person holding the notes as part of a hedging transaction, straddle, conversion transaction, or integrated transaction, or entering into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

       This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. If you are considering the purchase of notes, you should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

       We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the notes for U.S. federal income tax purposes as a unit comprising (i) a cash-settled put option written by you to us with respect to the Index Fund (a “Put Option”) and (ii) a deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option (a “Deposit”). Under this characterization, we and you agree to treat a portion of each coupon payable with respect to the notes as interest on the Deposit, and the remainder as a premium paid to you (the “Put Premium”) in consideration of your entry into the Put Option. We will specify in the relevant terms supplement what portion of each coupon payable with respect to the notes that we will allocate to interest on the deposit and to Put Premium, respectively. We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, that it is reasonable to treat the notes as units comprising a Put Option and a Deposit for U.S. federal income tax purposes. Whether Davis Polk & Wardwell expresses an opinion regarding the

PS-28

characterization of the notes will be indicated in the relevant terms supplement. No statutory, judicial or administrative authority directly addresses the characterization of the notes (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that this characterization and treatment of the notes is respected.

       Significant aspects of the U.S. federal income tax consequences of an investment in the notes are uncertain, and no assurance can be given that the IRS or a court will agree with the characterization and tax treatment described herein. You should consult your own tax adviser regarding the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes) as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

       You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

  a citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Notes with a Term of not More than One Year

       Assuming the characterization of the notes described above is respected, and the term of the notes from issuance to maturity (counting for this purpose either the issue date or the last possible date that the notes could be outstanding, but not both) is not more than one year, the following discussion applies.

    Tax Treatment Prior to Maturity

       Because the term of these notes is not more than one year, the Deposit will be treated as a short-term obligation for U.S. federal income tax purposes. Under the applicable Treasury regulations, the Deposit will be treated as being issued at a discount equal to the sum of all interest payments to be made with respect to the Deposit. Accordingly, accrual-method holders, and cash-method holders who so elect, should include the discount in income as it accrues on a straight-line basis, unless they elect to accrue the discount on a constant-yield method based on daily compounding. Cash-method holders who do not elect to accrue the discount in income currently should include interest paid on the Deposit upon its receipt. Additionally, cash-method holders who do not elect to accrue the discount in income currently will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the notes in an amount not exceeding the accrued discount until it is included in income.

       Any Put Premium received by you prior to maturity will not be taken into account upon receipt but will be accounted for at maturity, as described below in “Tax Treatment at Maturity.”

PS-29

    Sale or Exchange of the Notes

       Upon a sale or exchange of the notes prior to maturity, you generally should be required to recognize an amount of short-term capital gain or loss equal to the difference between (i) the proceeds received plus the sum of all payments received attributable to Put Premium minus the amount of accrued but unpaid discount on the Deposit and (ii) the purchase price of the notes. This amount represents the net of the gain or loss attributable to the termination of the Put Option and the gain or loss attributable to the sale of the Deposit. You will recognize interest income with respect to accrued discount on the Deposit that you have not previously included in income. You should consult your tax adviser regarding the separate determination of gain or loss with respect to the Put Option and the Deposit.

    Tax Treatment at Maturity

       If the notes are held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment at maturity equal to the amount of the Deposit plus any accrued and unpaid interest), you should recognize short-term capital gain equal to the sum of all Put Premium payments received.

       If the notes are held to maturity and the Put Option is exercised (i.e., you receive a payment at maturity equal to the Cash Value plus any accrued and unpaid interest), you will be deemed to have applied the Deposit toward the cash settlement of the Put Option. In this case, you will not recognize income with respect to the Deposit, but will recognize short-term capital gain or loss in an amount equal to the difference between (i) the Cash Value received plus the total Put Premium received and (ii) the Deposit.

Notes with a Term of More Than One Year

       Assuming the characterization of the notes described above is respected, and the term of the notes from issuance to maturity (counting for this purpose either the issue date or the last possible date that the notes could be outstanding, but not both) is more than one year, the following discussion applies.

    Tax Treatment Prior to Maturity

       Interest paid with respect to the Deposit will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes.

       Any Put Premium received by you prior to maturity will not be taxable upon receipt but will be accounted for at maturity, as described below in “Tax Treatment at Maturity.”

    Sale or Exchange of the Notes

       Upon sale or exchange of the notes prior to maturity, you generally will recognize an amount of capital gain or loss equal to the difference between (i) the proceeds received plus the sum of total Put Premium received minus the amount of accrued but unpaid interest on the Deposit, and (ii) the purchase price of the notes. This amount represents the net of the gain or loss attributable to the termination of the Put Option and the gain or loss attributable to the sale of the Deposit. You will recognize interest income with respect to accrued interest on the Deposit that you have not previously included in income. You should recognize short-term capital gain or loss with respect to your rights and obligations under the Put Option, and you will recognize long-term capital gain or loss with respect to the Deposit, if at the time of the sale or exchange you have held the notes for more than one year. You should consult your own tax adviser regarding the separate determination of gain or loss with respect to the Put Option and the Deposit.

PS-30

    Tax Treatment at Maturity

       If the notes are held to maturity and the Put Option expires unexercised (i.e., you receive a payment at maturity equal to the amount of the Deposit plus any accrued and unpaid interest), you should recognize short-term capital gain equal to the total Put Premium received.

       If the notes are held to maturity and the Put Option is exercised (i.e., you receive a cash payment at maturity equal to the Cash Value) plus any accrued and unpaid interest), you will be deemed to have applied the Deposit toward the cash settlement of the Put Option. In this case, you will not recognize income with respect to the Deposit, but should recognize short-term capital gain or loss in an amount equal to the difference between (i) the Cash Value received plus the total Put Premium received and (ii) the Deposit.

    Possible Alternative Tax Treatments of an Investment in the Notes

       Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year, the IRS might treat the notes as “contingent payment debt instruments.” In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

       Other alternative U.S. federal income tax characterizations of the notes are possible. For instance, you could be required to include the full amount of the periodic payments on the notes as ordinary income in accordance with your method of accounting. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Tax Consequences to Non-U.S. Holders

       You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

  a nonresident alien individual;

  a foreign corporation; or

  a foreign estate or trust.

       You are not a Non-U.S. Holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

       Unless otherwise provided in the relevant terms supplement, Davis Polk & Wardwell, our special tax counsel, is of the opinion that there should be no withholding tax imposed with respect to stated interest payments on the notes if you are a Non-U.S. Holder and (in the case of notes with a term to maturity of more than 183 days) certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

PS-31

       Notwithstanding the preceding paragraph, if the notes have a term to maturity of 183 days or less and you do not provide a properly executed IRS Form W-8BEN, you may be subject to backup withholding, as described below, unless you provide documentation of your status as a non-U.S. person (which can be done by providing a properly executed IRS Form W-8BEN).

       If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

       You may be subject to information reporting, and you may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the third preceding paragraph. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Federal Estate Tax

       Individual Non-U.S. Holders, and entities the property of which is potentially includible in such individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note may be treated as U.S. situs property, subject to U.S. federal estate tax. Such individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

       THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PS-32

UNDERWRITING

       Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

       We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior written approval of the customer.

       JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

       In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

       No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 72-II or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 72-II or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

       Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 72-II and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

PS-33

       The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

       The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

       The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 72-II or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

       The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

       The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 72-II and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

       Neither this product supplement no. 72-II nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 72-II, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

       The notes may not be publicly offered in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations. Neither this product supplement no. 72-II, the accompanying prospectus supplement, prospectus or terms supplement nor any of the documents related to the notes constitute a prospectus in the sense of article 652a or 1156 of the Swiss Code of Obligations.

       In addition, notes that fall within the scope of the Swiss Investment Fund Act may not be offered and distributed by means of public advertising in or from Switzerland, as such term is defined or interpreted under the Swiss Investment Fund Act. Such notes will not be registered with the Swiss Federal Banking Commission under the Swiss Investment Fund Act and the corresponding Swiss Investment Fund Ordinance and investors will, therefore, not benefit from protection under the Swiss Investment Fund Act or supervision by the Swiss Federal Banking Commission.

       Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

PS-34

BENEFIT PLAN INVESTOR CONSIDERATIONS

       A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

       Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

       Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the statutory exemptions under Section 408(b)(17) of ERISA and Section 4975(d)(20) are available or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

       Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

       Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

       Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PS-35